EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Meredith Pudalov
Media: Claudine Cornelis
Morgen-Walke Associates, Inc.
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS EXPANDS TULSA MARKET SHARE WITH ACQUISITION OF REGENT

PRINTING AND IMAGING

—Consolidated Printing Solutions to be New Name of Tulsa Operations—

HOUSTON, TEXAS — March 27, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) announced today that it has acquired the assets of Regent Printing and Imaging located in Tulsa, Oklahoma.  The Regent operations will be combined with Consolidated Graphics’ existing Tulsa operations to form Consolidated Printing Solutions, offering both sheet-fed and full-web printing capabilities to customers in Oklahoma, Arkansas and Missouri from new, state-of-the-art facilities.

“This is an exciting opportunity for us to expand our capacity and services to new and existing customers in the tri-state market,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “Consolidated Printing Solutions will be the premier commercial printing company in this market as result of this transaction.”

Also commenting on the announcement, Charles F. White, President and Chief Operating Officer of Consolidated Graphics, stated,  “We are very pleased to welcome Paul Nichols and his outstanding team from Regent to our organization.  Paul is assuming the position of President at Consolidated Printing Solutions.  With three modern sheet-fed presses, a full web press, an extensive bindery and direct-to-plate pre-press technology, Consolidated Printing Solutions capabilities will be unique in its market and provide the ability to meet any customer’s needs.  When combined with the additional solutions offered through our CGXMedia group, the new organization is well positioned for growth.”

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through its network of printing companies in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

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This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.